EXHIBIT 99.1

Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com
ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Suwanee, Ga. (February 11, 2009) ARRIS Group, Inc. (NASDAQ:ARRS), a global technology leader in the development of advanced cable telephony, next generation high-speed data, demand driven video solutions, operations software and broadband access equipment, today announced preliminary and unaudited financial results for the fourth quarter and full year 2008.
Fourth quarter 2008 revenues of $292.4 million grew by $42.8 million, or 17%, as compared to the fourth quarter 2007 revenues of $249.6 million. Full year 2008 revenues were $1,144.6 million, up $152.4 million, or 15%, as compared to full year 2007 revenues of $992.2 million. The revenue growth in 2008 was a result of strong market acceptance of both ARRIS products and of new product offerings that resulted from the late 2007 acquisition of C-COR, Inc. ARRIS products benefit from continuing growth of video and data traffic over the internet.
Non-GAAP net income in the fourth quarter 2008 was $0.25 per diluted share, as compared to the fourth quarter 2007 of $0.16 per diluted share, and as compared to the third quarter 2008 of $0.24 per diluted share. Net income per diluted share on a non-GAAP basis for the full year 2008 was $0.77 as compared to $0.79 in 2007.
Preliminary GAAP net loss in the fourth quarter 2008 was $(1.09) per diluted share, as compared to the fourth quarter 2007 net income of $0.08 per diluted share, and as compared to the third quarter 2008 net income of $0.19 per diluted share. The fourth quarter loss is the result of a goodwill impairment (net of a related estimated tax benefit) of approximately $(157) million, or $(1.27) per diluted share resulting from the Company’s annual analysis of goodwill impairment in the context of the current and continuing decline in the market value of communications equipment suppliers in general and the impact of deteriorating macro economic conditions. This analysis is not complete and the impairment related estimates may change when the analysis is completed. The goodwill impairment, like intangible amortization, is non-cash in nature and does not affect liquidity or cash flows from operations. Preliminary GAAP net loss for the full year 2008 was $(0.76) per diluted share, as compared to GAAP net income of $0.87 per diluted share in 2007.
Significant non-GAAP items include: preliminary estimate of goodwill impairment, tax impacts associated with the impairment of goodwill, in-process research and development expense, equity compensation expense, amortization of intangibles, restructuring/product line exit accruals and adjustments, certain acquisition-related gains and expenses, and certain tax benefits and costs. A reconciliation of GAAP to non-GAAP earnings per share is attached to this release and also can be found on the Company’s website (www.arrisi.com).
The Company ended 2008 with $427.3 million of cash and short-term investments, which compares to $391.8 million at the end of 2007. The Company generated approximately $102.5 million of cash from operating activities in the fourth quarter 2008 and $189.0 million for the full year 2008. This compares to cash generated from operating activities of $52.8 million and $63.4 million during the fourth quarter and full year 2007, respectively.
Order backlog at the end of 2008 was $114.8 million and the Company’s book to bill ratio in the fourth quarter was approximately 0.90. This compares to order backlog of $144.1 million and book to bill ratio of 0.79 for the third quarter of 2008.
“Despite the challenging market conditions, ARRIS delivered a solid year of both financial and market performance in 2008,” said Bob Stanzione, ARRIS Chairman & CEO. “We are very proud of the fact that we reached and exceeded the financial goals that we established for the Company in early 2008 and at the same time gained market share in many product areas. The successful integration of the C-COR acquisition into ARRIS enhanced our stature in the industry, added scope and scale to our business and improved our financial model. Our strong balance sheet and the ongoing introduction of new products and technologies should enable ARRIS to help our customers’ respond to their customers needs for faster speeds, more video and higher quality service. I am confident that we are well positioned to meet those needs in 2009.”
“As we enter 2009, macro economic factors may have an effect on our results,” said David Potts, ARRIS EVP & CFO. “As a result, we now project that revenues for the Company in the first quarter 2009 will be in the range of $245 to $265 million with non-GAAP net income per diluted share in the range of $0.14 to $0.19 and GAAP net income per diluted share, in the range of $0.06 to $0.11. Looking forward, we will continue our focus on operational efficiencies and cash generation”, concluded Potts.
ARRIS management will conduct a conference call at 5:00pm EST, today, Wednesday, February 11, 2009, to discuss these results in detail. You may participate in this conference call by dialing 888-680-0890 or 617-213-4857 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference passcode 64968525 and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the 5:00pm EST conference call. A replay of the conference call can be accessed approximately two hours after the call through Monday, February 16, 2009 by dialing 888-286-8010 or 617-801-6888 for international calls and using the passcode 53814736. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
ARRIS is a global communications technology company specializing in the design, engineering and supply of technology supporting triple and quad-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver reliable telephony, demand driven video, next-generation advertising and high-speed data services. ARRIS products expand and help grow network capacity with access and outside plant construction equipment, reliably deliver voice, video and data services and assure optimal service delivery for end customers. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta; Chicago; Beaverton, Oregon; State College, Pennsylvania; Wallingford, Connecticut; Ireland and China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at http://www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:
•	first quarter and 2009 revenues and net income;

•	expected sales levels and acceptance of certain ARRIS products;

•	estimated goodwill impairment charges;

•	the general market outlook; and

•	the outlook for industry trends
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the first quarter as well as the general outlook for 2009 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	Our customers operate in a capital intensive industry, and the current disruptions in the capital markets may adversely impact their ability to finance, and therefore purchase, the products that we offer;

•	Impairment analysis is complex, and the proper techniques for that analysis in a market characterized by broad share price declines and high volatility are unclear and, as a result, our impairment analysis is preliminary and subject to future refinement; and

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the uncertain current economic climate and its impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2008. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.
# # # # #

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008 (1)	2008 (1)	2008 (1)	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

ASSETS

Current assets:
Cash and cash equivalents	$409,894	$305,987	$290,266	$243,515	$323,797
Short-term investments, at fair value	17,371	23,571	7,503	49,513	68,011

Total cash, cash equivalents and short-term investments	427,265	329,558	297,769	293,028	391,808

Restricted cash	5,673	5,768	7,051	7,186	6,977
Accounts receivable, net	159,443	180,367	178,178	172,719	166,953
Other receivables	4,749	5,180	9,067	6,074	4,330
Inventories, net	129,752	139,598	144,507	122,361	131,792
Prepaids	8,004	5,156	5,305	5,680	5,856
Current deferred income tax assets	43,402	42,714	47,412	51,993	44,939
Other current assets	19,782	22,132	18,916	10,952	4,841

Total current assets	798,070	730,473	708,205	669,993	757,496

Property, plant and equipment, net	59,204	60,268	60,823	60,747	59,156
Goodwill	268,398	449,418	452,398	453,454	455,352
Intangible assets, net	227,348	236,689	244,575	257,029	269,893
Investments	14,681	12,784	9,937	10,200	6,412
Noncurrent deferred income tax assets	7,463	3,312	3,547	3,688	3,459
Other assets	8,294	11,282	11,383	12,624	10,181

	$1,383,458	$1,504,226	$1,490,868	$1,467,735	$1,561,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,863	$54,304	$68,476	$60,490	$58,852
Accrued compensation, benefits and related taxes	27,024	21,831	18,072	14,397	26,177
Accrued warranty	6,752	7,554	7,566	7,919	8,298
Deferred revenue	44,461	35,986	37,614	32,738	8,474
Current portion of long-term debt	146	234	314	310	35,305
Other accrued liabilities	28,691	30,205	26,884	32,922	42,121

Total current liabilities	182,937	150,114	158,926	148,776	179,227
Long-term debt, net of current portion	276,137	276,371	276,606	276,686	276,765
Accrued pension	18,820	10,622	11,362	10,905	10,455
Noncurrent income tax payable	12,645	10,128	6,250	6,487	6,322
Noncurrent deferred income tax liability	16,302	42,337	48,725	47,090	45,255
Other long-term liabilities	14,243	16,888	18,694	19,704	18,158

Total liabilities	521,084	506,460	520,563	509,648	536,182
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,362	1,360	1,358	1,357	1,356
Capital in excess of par value	1,105,998	1,102,112	1,098,581	1,095,716	1,093,498
Treasury stock at cost	(75,960)	(75,960)	(76,007)	(76,007)	(572)
Unrealized gain (loss) on marketable securities	(274)	(128)	66	151	20
Unfunded pension liability	(8,070)	(3,358)	(3,358)	(3,358)	(3,358)
Accumulated deficit	(160,498)	(26,076)	(50,151)	(59,588)	(64,993)
Cumulative translation adjustments	(184)	(184)	(184)	(184)	(184)

Total stockholders’ equity	862,374	997,766	970,305	958,087	1,025,767

	$1,383,458	$1,504,226	$1,490,868	$1,467,735	$1,561,949

(1)	Certain amounts have been reclassified to conform to the current period’s financial statement presentation.

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net sales	$292,398	$249,561	$1,144,565	$992,194
Cost of sales	183,535	185,636	751,436	718,312

Gross margin	108,863	63,925	393,129	273,882
Gross margin %	37.2%	25.6%	34.3%	27.6%

Operating expenses:
Selling, general, and administrative expenses	36,957	25,471	143,997	99,879
Research and development expenses	29,285	17,549	112,542	71,233
Restructuring charges	429	39	1,211	460
Preliminary estimate of goodwill impairment	175,000	—	175,000	—
In-process research and development	—	6,120	—	6,120
Amortization of intangible assets	9,341	2,105	44,195	2,278

Total operating expenses	251,012	51,284	476,945	179,970

Operating income (loss)	(142,149)	12,641	(83,816)	93,912
Other expense (income):
Interest expense	1,776	1,611	6,740	6,614
Loss (gain) on investments	507	282	717	(4,596)
Loss (gain) on foreign currency	(164)	(16)	(422)	48
Interest income	(1,333)	(5,527)	(7,224)	(24,776)
Gain related to terminated acquisition, net of expenses	—	—	—	(22,835)
Other (income) expense, net	(1,000)	39	(1,043)	370

Income (loss) from continuing operations before income taxes	(141,935)	16,252	(82,584)	139,087
Income tax expense (benefit)	(7,943)	6,556	12,491	40,951

Net income (loss) from continuing operations	(133,992)	9,696	(95,075)	98,136
Income (loss) from discontinued operations	—	(126)	—	204

Net income (loss)	(133,992)	9,570	(95,075)	98,340

Net income (loss) per common share — basic:
Income (loss) from continuing operations	$(1.09)	$0.08	$(0.76)	$0.89
Income (loss) from discontinued operations	—	—	—	—

Net income (loss)	$(1.09)	$0.08	$(0.76)	$0.89

Net income (loss) per common share — diluted:
Income (loss) from continuing operations	$(1.09)	$0.08	$(0.76)	$0.87
Income (loss) from discontinued operations	—	—	—	—

Net income (loss)	$(1.09)	$0.08	$(0.76)	$0.87

Weighted average common shares:
Basic	123,128	115,261	124,878	110,843

Diluted	123,128	117,060	124,878	113,027

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
Operating Activities:
Net income (loss)	$(133,992)	$9,570	$(95,075)	$98,340
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,394	2,849	20,915	10,852
Preliminary estimate of goodwill impairment	175,000	—	175,000	—
Amortization of intangible assets	9,341	2,105	44,195	2,278
Stock compensation expense	2,991	2,193	11,277	10,903
Deferred income tax provision (benefit)	910	(9,914)	6,656	4,405
Deferred tax on preliminary estimate of goodwill impairment	(18,000)	—	(18,000)	—
Amortization of deferred finance fees	278	280	1,113	1,116
Provision for doubtful accounts	454	(205)	819	279
Gain related to previously written off receivables	—	—	—	(377)
Gain on discontinued product line	—	126	—	(204)
Loss on disposal of fixed assets	29	15	14	182
Loss (gain) on investments	507	274	717	(4,604)
Gain related to terminated acquisition, net of expenses	—	—	—	(22,835)
Write-off of acquired in-process R&D	—	6,120		6,120
Excess tax benefits from stock-based compensation plans	(32)	(888)	(56)	(9,157)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	20,682	(2,102)	8,579	(17,498)
Other receivables	3,530	670	(471)	(1,774)
Inventory	10,051	14,499	4,023	(9,502)
Income taxes payable	3,699	10,785	3,042	3,090
Accounts payable and accrued liabilities	30,727	14,479	40,470	(9,906)
Other, net	(9,028)	1,978	(14,192)	1,716

Net cash provided by operating activities	102,541	52,834	189,026	63,424

Investing Activities:
Purchases of property, plant, and equipment	(4,908)	(3,934)	(21,352)	(15,072)
Cash proceeds related to terminated acquisition, net of expenses paid	—	—	—	10,554
Cash paid for hedge related to terminated acquisition	—	—	—	(26,469)
Cash proceeds from hedge related to terminated acquisition	—	—	—	38,750
Cash paid for acquisition, net of cash acquired	(434)	(285,284)	(10,500)	(285,284)
Cash proceeds from sale of property, plant & equipment	—	—	250	3
Cash proceeds from sale of short-term investments	—	—	16	—
Purchases of short-term-investments	(26,349)	(60,740)	(109,347)	(356,366)
Disposals of short-term-investments	32,628	249,315	155,098	412,217
Purchases of investment securities	(387)	—	(4,387)	—

Net cash provided by (used in) investing activities	550	(100,643)	9,778	(221,667)

Financing Activities:
Payment of debt and capital lease obligations	(346)	(19)	(35,864)	(19)
Repurchase of common stock	—	—	(75,913)	—
Excess tax benefits from stock-based compensation plans	32	888	56	9,157
Employer repurchase of shares to satisfy minimum tax withholdings	—	(1)	(1,035)	(3,093)
Fees and proceeds from issuance of common stock, net	1,130	30	49	14,377

Net cash provided by (used in) financing activities	816	898	(112,707)	20,422
Net increase (decrease) in cash and cash equivalents	103,907	(46,911)	86,097	(137,821)
Cash and cash equivalents at beginning of period	305,987	370,708	323,797	461,618

Cash and cash equivalents at end of period	$409,894	$323,797	$409,894	$323,797

ARRIS GROUP, INC.
PRELIMINARY SUPPLEMENTAL NET INCOME (LOSS) RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Q4 2008		YTD 2008
		Per Diluted		Per Diluted
	Amount	Share (1)	Amount	Share (1)
Net income (loss)	$(133,992)	$(1.08)	$(95,075)	$(0.75)

Highlighted items:
Impacting gross margin:
Stock compensation expense	269	—	979	0.01

Impacting operating expenses:
Integration costs	—	—	427	—
Restructuring charges — adjustments to existing accruals	429	—	1,211	0.01
Amortization of intangible assets	9,341	0.08	44,195	0.35
Stock compensation expense	2,722	0.02	10,298	0.08
Preliminary estimate of goodwill impairment	175,000	1.41	175,000	1.39

Impacting income tax expense:
Adjustments of tax related to goodwill impairment and certain provision to return adjustments	(18,000)	(0.14)	(19,530)	(0.15)

Tax related to highlighted items above	(4,105)	(0.03)	(20,281)	(0.16)

Total highlighted items	165,656	1.33	192,299	1.52

Net income excluding highlighted items	$31,664	$0.25	$97,224	$0.77

Weighted average common shares — diluted (1)		124,355		126,277

	Q4 2007		YTD 2007
		Per Diluted		Per Diluted
	Amount	Share	Amount	Share
Net income	$9,570	$0.08	$98,340	0.87

Highlighted items:
Stock compensation expense	195	0.00	785	0.01
Write-off discontinued inventory	1,046	0.01	1,046	0.01

Impacting operating expenses:
Gains related to previously written off receivables	—	—	(377)	—
Write-off of in-process research and development	6,120	0.05	6,120	0.05
Acquisition Costs	1,415	0.01	1,415	0.01
Restructuring charges — adjustments to existing accruals	—	—	421	—
Amortization of intangible assets	2,105	0.02	2,278	0.02
Stock compensation expense	1,998	0.02	10,118	0.09

Impacting net income (loss) from continuing operations:
Gains related to terminated acquisition, net of expenses	—	—	(22,835)	(0.20)
Gain on investments	—	—	(4,864)	(0.04)

Impacting discontinued operations:
Gains related to previously written off receivables	—	—	(330)	—

Impacting income tax expense:
Adjustments of income tax valuation allowances and research & development credits and other	(1,247)	(0.01)	(7,959)	(0.07)

Tax related to highlighted items above	(2,373)	(0.02)	5,134	0.05

Total highlighted items	9,259	0.08	(9,048)	(0.08)

Net income excluding highlighted items	$18,829	$0.16	$89,292	$0.79

Weighted average common shares — diluted		117,060		113,027

(1)	Although net income for these periods is a loss and inclusion of options would be antidilutive, weighted average diluted shares are used in this calculation as the earnings excluding highlighted items is net income.
With respect to stock compensation expense, ARRIS records non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, this non-cash compensation expense may vary significantly. ARRIS recognized a gain in both Q1 and Q3 of 2007 associated with previously written off receivables. With respect to amortization of intangibles, the intangibles being amortized relate to our recent acquisition of C-COR. The restructuring charge adjustments reflect items that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project ARRIS’ future performance. In the second quarter of 2007, ARRIS realized a gain before tax of $1.3 million on its deferred compensation asset that had been previously recorded as an unrealized gain on the balance sheet. During the third quarter of 2007, ARRIS bought and sold investments and realized a gain of $3.5 million. In the third quarter of 2007, a tax benefit of approximately $3.5 million was recorded for a reversal of valuation allowances and research and development tax credits related to a tax credit study that was undertaken for prior years (2001 — 2006). During the first quarter of 2007, ARRIS announced that it entered into a transaction agreement with TANDBERG Television ASA, in which ARRIS was to buy all the outstanding shares of TANDBERG. ARRIS was subsequently outbid by another buyer and the transaction agreement was terminated during the first quarter 2007. ARRIS recorded gains, net before tax, of $22.8 million related to the termination of the transaction (termination fee, foreign exchange gains, and expenses). The net termination fee resulted in a capital gain which provided greater access to prior tax capital losses that had previously been viewed as more likely than not unrealizable. As a result, net income tax valuation allowances totaling $3.2 million were reversed in the first quarter 2007. The $0.9 and $0.1 million in the fourth quarter of 2007 relate to inventory of a product line that management decided to discontinue. During the fourth quarter of 2007 ARRIS completed the C-COR acquisition and recorded incremental costs of $0.9 million as a result of the acquisition. Due to the acquisition, we acquired in process research and development of $6.2 million which was written off during the fourth quarter 2007. ARRIS also recorded severance costs of approximately $0.5 million related to a reduction in the legacy ARRIS workforce. The workforce reduction was due to an overlap of personnel following the C-COR acquisition. During the first quarter of 2008, ARRIS recorded incremental costs of $0.4 million as a result of the C-COR integration. In the third quarter of 2008, ARRIS recorded a net tax benefit of $1.6 million related to provision to return differences resulting from the filing of the 2007 tax return. Lastly, during the fourth quarter 2008, ARRIS recorded a preliminary estimate of an impairment on goodwill of $140 million and the related deferred tax adjustment of $12.6 million.
In assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management’s analysis.

ARRIS GROUP, INC.
Net Income Reconciliation (unaudited)
Q1 EPS 2009 Guidance

Estimated GAAP EPS — diluted	$0.06 - $0.11
Reconciling Items
Amortization of intangibles, after tax	0.05
Stock compensation expense, after tax	0.02
Non-cash interest expense, after tax	0.01

Subtotal	0.08

Estimated adjusted (non-GAAP) EPS — diluted	$0.14 - $0.19

See the Supplemental Net Income Reconciliation for a discussion regarding management’s reasoning for providing this non-GAAP financial measure